Exhibit 99.1

SWS Group, Inc. Reports Fourth Quarter

and Fiscal 2013 Financial Results

Fourth quarter net loss of $32.5 million includes $30.4 million increase to deferred tax asset valuation allowance and $2.5 million after tax gain from change in valuation of warrants

DALLAS, August 28, 2013 – SWS Group, Inc. (NYSE: SWS) (“SWS” or the “Company”) today reported a net loss of $32.5 million for its fourth quarter of fiscal 2013, or $0.99 per diluted share, on net revenues of $55.4 million, as compared to a net loss of $303,000, or $0.01 per diluted share, on net revenues of $72.5 million for the fourth quarter of fiscal 2012.

The fiscal 2013 fourth quarter results include a $30.4 million increase to the Company’s deferred tax asset valuation allowance. Although the Company’s current financial forecasts indicate that sufficient income will be generated in the future to realize existing deferred tax benefits, the forecasts were not considered to constitute sufficient positive evidence, as required by generally accepted accounting principles, to overcome the observable negative evidence associated with the cumulative losses in recent years.

For the 2013 fiscal year, the Company reported a net loss of $33.4 million, or $1.02 per diluted share, on net revenues of $271.7 million, as compared to a net loss of $4.7 million, or $0.14 per diluted share, on net revenues of $293.4 million for fiscal 2012.

“Our retail, clearing and banking segments collectively grew revenue and reported improved performance for both the fourth quarter and 2013 fiscal year, as equity markets continued to strengthen and economic conditions improved,” said James H. Ross, Chief Executive Officer of SWS Group, Inc. “In addition, our banking subsidiary posted a pre-tax profit for the second consecutive fiscal year and recorded a $6.3 million loan loss recapture in the fourth quarter. However, market volatility continued to impact our fixed income businesses in our fourth quarter, primarily in June, with significant increases in municipal and taxable yields resulting in trading losses that contributed to a decline in institutional segment revenues as compared to last year.”

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SWS Reports Fourth Quarter Fiscal 2013 Results / 2

Excluding the valuation allowance for deferred tax assets and the impact of the warrant valuation, the fiscal 2013 fourth quarter adjusted net loss was $4.6 million, compared to an adjusted net loss of $2.4 million for the fourth quarter of fiscal 2012.

The decrease in fiscal 2013 fourth quarter net revenues, as compared to the same quarter last year, was driven in large part by taxable and municipal trading losses of $7.8 million, as compared to trading gains of $6.7 million last year. Late in the quarter, the announcement of the Federal Reserve’s intentions to curtail its quantitative easing programs led to an immediate and substantial reaction across fixed income markets. Consequently, the yield on 10-year Treasury bonds increased 65 basis points in the fourth quarter and the impact on the municipal markets was even more pronounced. Offsetting the fixed income declines, fiscal 2013 fourth quarter net revenues in SWS’s Clearing and Retail segments increased 4 percent and 7 percent, respectively, as equity markets improved.

Operating expenses in the fourth quarter of fiscal 2013 decreased 18 percent to $59.2 million, from $71.9 million in the fourth quarter of fiscal 2012, primarily due to a $6.3 million loan loss recapture at the Company’s banking subsidiary, Southwest Securities, FSB (the “Bank”), in the fourth quarter of fiscal 2013, and a $3.2 million decrease in commissions and other employee compensation, primarily as a result of reduced operating revenues.

Net revenues for fiscal 2013 decreased 7 percent to $271.7 million from $293.4 million in fiscal 2012, primarily due to a $10.7 million decrease in net gains on principal transactions and a $10.9 million decrease in net interest revenue. The decline in net gains on principal transactions was driven by the taxable and municipal trading losses experienced in the fourth quarter of fiscal 2013. Decreases in the average loan balance and net interest yield at the Bank, as compared to the same period last fiscal year, were the primary contributors to the decline in net interest revenue.

Fiscal 2013 operating expenses decreased $21.0 million to $278.3 million from $299.4 million in fiscal 2012, primarily due to a $10.2 million decrease in the loan loss provision at the Bank, and a $7.3 million decrease in the change in value of the Company’s outstanding warrants.

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SWS Reports Fourth Quarter Fiscal 2013 Results / 3

Clearing Segment

The Clearing segment reported pre-tax income of $56,000 for the fiscal 2013 fourth quarter on net revenues of $4.7 million, as compared to a pre-tax loss of $327,000 on net revenues of $4.6 million for the fourth quarter of fiscal 2012. The primary contributor to the increase in net revenues was a $248,000 increase in net revenue from clearing fees. Despite a slight decrease in the number of clearing correspondents, revenue per ticket increased 57 percent to $11.76 in the fiscal 2013 fourth quarter from $7.47 in the fourth quarter of fiscal 2012.

Operating expenses in the Clearing segment were $4.7 million for the fiscal 2013 fourth quarter, as compared to $4.9 million for the fourth quarter of fiscal 2012. The primary contributor to the decrease was a decline in operating and information technology expenses.

For the 2013 fiscal year, the Clearing segment reported a pre-tax loss of $481,000 on net revenues of $18.9 million, as compared to a pre-tax loss of $1.8 million on net revenues of $18.6 million in fiscal 2012. The increase in net revenues was primarily due to a $982,000 increase in other revenues driven by an increase in revenue sharing with money market fund providers and increased earnings on customer assets. These increases were partially offset by a $665,000 decline in clearing fee revenues due to lower activity levels for existing correspondents and seven fewer trading days in fiscal 2013 as compared to fiscal 2012.

Fiscal 2013 Clearing segment operating expenses decreased 5 percent to $19.4 million in fiscal 2013 from $20.4 million in fiscal 2012, primarily due to a decrease in operations and information technology expenses.

Retail Segment

The Retail segment reported pre-tax income of $1.3 million for the fourth quarter of fiscal 2013 on net revenues of $28.5 million, as compared to a pre-tax loss of $1.9 million on net revenues of $26.6 million for the fourth quarter of fiscal 2012. The primary contributor to the increase in net revenues was a $1.0 million increase in advisory fees due to an increase in assets under management from $761.1 million at June 29, 2012, to $1.1 billion at June 30, 2013.

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SWS Reports Fourth Quarter Fiscal 2013 Results / 4

The Retail segment’s operating expenses were $27.1 million in the fiscal 2013 fourth quarter, as compared to $28.5 million in the fourth quarter of fiscal 2012. The $1.4 million decrease was primarily driven by a $2.0 million decrease in legal expenses, partially offset by a $551,000 increase in commission expense due to increased revenues in the segment.

For fiscal 2013, the Retail segment reported pre-tax income of $2.5 million on net revenues of $110.4 million, as compared to a pre-tax loss of $1.9 million on net revenues of $106.9 million in fiscal 2012. Retail segment advisory fees were up in all areas of the business, due to a 43 percent increase in assets under management and increased fees from money market fund revenue sharing. Insurance product revenue also increased $1.7 million in fiscal 2013, as compared to fiscal 2012. Total customer assets increased to $14.3 billion at June 30, 2013, from $13.6 billion at June 29, 2012.

For fiscal 2013, operating expenses in the Retail segment decreased slightly to $107.9 million from $108.8 million in fiscal 2012. The 1 percent decrease was primarily due to a $2.5 million decrease in legal expenses, offset by a $1.1 million increase in commissions and other employee compensation in fiscal 2013, as compared to fiscal 2012.

Institutional Segment

The Institutional segment reported a pre-tax loss of $3.2 million for the fiscal 2013 fourth quarter on net revenues of $16.3 million, as compared to pre-tax income of $11.1 million on net revenues of $34.1 million for the fourth quarter of fiscal 2012. The 52 percent decrease in net revenues was driven by a $14.5 million decrease in net gains on principal transactions due to market conditions in the fourth quarter of fiscal 2013. Commission revenue also decreased $2.3 million in the fiscal 2013 fourth quarter, as compared to the same quarter last fiscal year, due to a decrease in customer activity.

Institutional segment operating expenses in the fourth quarter of fiscal 2013 were $19.6 million, as compared to $23.1 million in the fourth quarter of fiscal 2012. The primary contributor to the decrease was a $4.9 million decrease in commissions expense, as a result of reduced revenue.

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SWS Reports Fourth Quarter Fiscal 2013 Results / 5

For the 2013 fiscal year, the Institutional segment reported pre-tax income of $20.9 million on net revenues of $107.9 million, as compared to pre-tax income of $39.7 million on net revenues of $130.1 million in fiscal 2012. The 17 percent decrease in net revenues was primarily due to a $14.7 million decrease in net gains on principal transactions, a $4.7 million decrease in commission revenues and a $3.2 million decline in net interest revenue.

The decrease in net gains on principal transactions was primarily driven by a $12.5 million decrease in municipal finance trading gains and a $2.3 million decrease in taxable fixed income gains due to market conditions in the second half of fiscal 2013. Market volatility during this period and a narrowing of the bid/ask spread also contributed to the decrease in commission revenues. The decline in net interest revenue was primarily driven by a 12 basis point decrease in the average net interest spread in the Company’s stock loan business and 6 percent reduction in average stock loan balances.

Fiscal 2013 operating expenses in the Institutional segment decreased 4 percent to $87.1 million from $90.4 million in fiscal 2012, primarily due to a $6.6 million decrease in compensation expense due to weaker revenues in the segment, partially offset by a $1.1 million increase in quotations and a $941,000 increase in operations and technology expense.

Banking Segment

The Bank reported pre-tax income of $7.3 million on net revenues of $10.2 million for the fourth quarter fiscal 2013, as compared to pre-tax income of $1.4 million on net revenues of $11.6 million for the fourth quarter of fiscal 2012. The decrease in net revenues was driven by a decrease in net interest revenue due to a 20 percent decline in the average loan balance and a 36 basis point decrease in the net yield on earning assets in the fiscal 2013 fourth quarter, as compared to the same quarter last fiscal year.

Operating expenses in the Banking segment decreased to $2.9 million for the fiscal 2013 fourth quarter, as compared to $10.1 million in the fourth quarter of fiscal 2012, primarily due to the $6.3 million loan loss recapture. The Bank did not record a provision for loan loss in the fourth quarter of fiscal 2012. At June 30, 2013, the Bank’s allowance for loan losses was $12.3 million, or 2.85 percent of loans held for investment excluding purchased mortgage loans and loans measured at fair value, compared to $22.4 million, or 3.99 percent of loans held for investment excluding purchased mortgage loans, at June 30, 2012.

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SWS Reports Fourth Quarter Fiscal 2013 Results / 6

For the 2013 fiscal year, the Bank reported pre-tax income of $12.7 million on net revenues of $44.1 million, as compared to pre-tax income of $7.3 million on net revenues of $49.9 million in fiscal 2012. The decrease in the Bank’s net revenues was driven by a $5.8 million decline in net interest, primarily due to a 21 percent decrease in average loan balances and a 30 basis point decrease in the net yield on earning assets in fiscal 2013, as compared to fiscal 2012.

Fiscal 2013 operating expenses for the Bank decreased $11.3 million to $31.4 million in fiscal 2013, from $42.6 million in fiscal 2012, primarily due to a $10.2 million decrease in the provision for loan losses. The Bank recorded a $7.7 million loan loss recapture in fiscal 2013, compared to a $2.5 million provision expense in fiscal 2012. Other operating expenses decreased $1.1 million in fiscal 2013, as compared to fiscal 2012, due to decreases in legal expenses, regulatory fees and real estate owned related expenses, partially offset by an increase in employee compensation.

At June 30, 2013, the Bank’s non-performing assets were $38.0 million, a decrease of 48 percent from $72.7 million at June 30, 2012. Total classified assets were $67.6 million at June 30, 2013, or 37.4 percent of capital plus allowance for loan losses, as compared to $110.7 million, or 58 percent of capital plus allowance for loan losses at June 30, 2012.

At June 30, 2013, the Bank’s Tier 1 (core) capital ratio was 13.5 percent and total risk-based capital ratio was 24.9 percent, compared to a Tier 1 (core) capital ratio of 12.6 percent and total risk-based capital ratio of 19.2 percent at June 30, 2012.

Conference Call

SWS Group will hold a conference call to discuss its results for the fiscal 2013 fourth quarter on Thursday, August 29, 2013, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). The conference call will be broadcast live over the internet http://www.videonewswire.com/event.asp?id=95369 or www.swst.com. An archive of the webcast will also be posted to the Company’s website at www.swst.com.

About SWS Group

SWS Group, Inc. is a Dallas-based holding company offering a broad range of investment and financial services through its subsidiaries. The Company’s common stock is listed and traded on the New York Stock Exchange under the symbol SWS. SWS Group, Inc. subsidiaries include Southwest Securities, Inc., SWS Financial Services, Inc., and Southwest Securities, FSB.

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SWS Reports Fourth Quarter Fiscal 2013 Results / 7

Forward-Looking Statements

This news release contains forward-looking statements. Readers are cautioned that any forward-looking statements, including those predicting or forecasting future events or results, which depend on future events for their accuracy, embody projections or assumptions, or express the intent, belief or current expectations of the company or management, are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially as a result of various factors, some of which are out of the Company’s control, including, but not limited to, volume of trading in securities, volatility of securities prices and interest rates, liquidity in capital and credit markets, availability of lines of credit, customer margin loan activity, creditworthiness of the Company’s correspondents, trading counterparties and customers, demand for housing, general economic conditions, especially in Texas and New Mexico, changes in the commercial lending and regulatory environments and other factors discussed in the Company’s Annual Report on Form 10-K and in the Company’s other reports filed with and available from the Securities and Exchange Commission.

Segment Results

	Fiscal 2013		Fiscal 2012		4th Quarter 2013		4th Quarter 2012
		Pretax		Pretax		Pretax		Pretax
		Income		Income		Income		Income
(In thousands)	Net Revenue	(Loss)	Net Revenue	(Loss)	Net Revenue	(Loss)	Net Revenue	(Loss)
Clearing	$18,938	$(481)	$18,614	$(1,754)	$4,748	$56	$4,563	$(327)
Retail	110,440	2,498	106,882	(1,906)	28,453	1,343	26,556	(1,927)
Institutional	107,947	20,866	130,077	39,654	16,329	(3,229)	34,112	11,057
Banking	44,101	12,742	49,942	7,316	10,157	7,303	11,563	1,445
Other consolidated entities	(9,773)	(42,315)	(12,092)	(49,250)	(4,242)	(9,185)	(4,301)	(9,610)

Consolidated	$271,653	$(6,690)	$293,423	$(5,940)	$55,445	$(3,712)	$72,493	$638

Non-GAAP Reconciliation

SWS has included the presentation of Adjusted Net Loss, which is Net Loss, excluding the impact of the valuation adjustment for the warrants held by Hilltop and Oak Hill and the valuation allowance for deferred tax assets. Adjusted Net Loss is a non-GAAP financial measure as defined by Securities and Exchange Commission rules. SWS believes that the presentation of this non-GAAP financial measure provides useful information by excluding these items, which may not be indicative of the Company’s core operating results. While management believes this non-GAAP financial measure is useful in evaluating SWS, this information should be considered as supplemental in nature and not as a substitute for, or superior to, the related financial information prepared in accordance with GAAP.

	Three Months Ended
(In Thousands)	June 30, 2013	June 29, 2012
Net Loss	$(32,452)	$(303)
Valuation Adjustment for Warrants—after tax	(2,520)	(2,117)
Allowance for Deferred Tax Asset	30,388	—

Adjusted Net Loss (Non-GAAP)	$(4,584)	$(2,420)

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SWS Reports Fourth Quarter Fiscal 2013 Results / 8

SWS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Financial Condition

June 30, 2013 and June 29, 2012

(In thousands, except par values and share amounts)

	June 30, 2013	June 29, 2012
Assets
Cash and cash equivalents	$111,046	$81,826
Restricted cash and cash equivalents	30,047	30,044
Assets segregated for regulatory purposes	164,737	176,299
Receivable from brokers, dealers and clearing organizations	1,698,474	1,425,697
Receivable from clients, net of allowances	286,446	256,840
Loans, net	608,583	833,640
Securities owned, at fair value	209,633	231,151
Securities held to maturity	17,423	25,904
Securities purchased under agreements to resell	51,996	25,186
Goodwill	7,552	7,552
Securities available for sale	503,276	307,789
Other assets	91,160	144,915

Total assets	$3,780,373	$3,546,843

Liabilities and Stockholders’ Equity
Short-term borrowings	$131,500	$67,500
Payable to brokers, dealers and clearing organizations	1,532,971	1,349,370
Payable to clients	335,655	347,574
Deposits	993,719	1,062,233
Securities sold under agreements to repurchase	37,012	27,465
Securities sold, not yet purchased, at fair value	134,735	70,155
Drafts payable	28,889	24,970
Advances from Federal Home Loan Bank	97,565	68,641
Long-term debt, net	83,102	79,076
Stock purchase warrants	24,197	27,810
Other liabilities	65,742	66,347

Total liabilities	3,465,087	3,191,141
Commitments and contingencies
Stockholders’ equity:
Preferred stock of $1.00 par value. Authorized 100,000 shares; none issued	—	—
Common stock of $0.10 par value. Authorized 60,000,000 shares, issued 33,312,140 and outstanding 32,629,213 shares at June 30, 2013; issued 33,312,140 and outstanding 32,576,307 shares at June 29, 2012	3,331	3,331
Additional paid-in capital	325,030	324,556
Retained earnings	(3,361)	30,084
Accumulated other comprehensive income – unrealized holding gain, net of tax	(5,334)	2,745
Deferred compensation, net	3,352	3,427
Treasury stock (682,927 shares at June 30,2013 and 735,833 shares at June 29, 2012, at cost)	(7,732)	(8,441)

Total stockholders’ equity	315,286	355,702

Total liabilities and stockholders’ equity	$3,780,373	$3,546,843

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SWS Reports Fourth Quarter Fiscal 2013 Results / 9

SWS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income (Loss)

For the three and twelve-months ended June 30, 2013 and June 29, 2012

(In thousands, except per share and share amounts)

	For the Three-Months Ended		For the Twelve-Months Ended
	June 30, 2013	June 29, 2012	June 30, 2013	June 29, 2012
Revenues:
Net revenues from clearing operations	$2,321	$2,074	$8,719	$9,385
Commissions	30,655	32,284	125,620	131,855
Interest	24,654	27,393	97,350	122,120
Investment banking, advisory and administrative fees	13,894	13,326	45,255	40,814
Net gains on principal transactions	(7,768)	6,464	17,395	28,049
Other	4,822	4,550	23,775	21,518

Total revenue	68,578	86,091	318,114	353,741
Interest expense	13,133	13,598	46,461	60,318

Net revenues	55,445	72,493	271,653	293,423

Non-interest expenses:
Commissions and other employee compensation	48,908	52,123	207,246	208,635
Occupancy, equipment and computer service costs	8,189	8,009	31,278	31,869
Communications	3,352	3,164	13,277	12,380
Floor brokerage and clearing organization charges	1,027	1,090	3,940	4,201
Advertising and promotional	714	817	3,041	3,093
(Recapture) provision for loan loss	(6,268)	__	(7,718)	2,475
Other	7,112	9,909	30,892	33,036

Total non-interest expenses	63,034	75,112	281,956	295,689

Other gains/(losses):
Unrealized gain (loss) on stock purchase warrants valuation	3,877	3,257	3,613	(3,674)

Income (loss) before income tax expense (benefit)	(3,712)	638	(6,690)	(5,940)
Less: Income tax expense (benefit)	28,740	941	26,755	(1,211)

Net loss	(32,452)	(303)	(33,445)	(4,729)
Net gain (loss) recognized in other comprehensive income (loss)	(6,819)	762	(8,079)	1,980

Comprehensive income (loss)	$(39,271)	$459	$(41,524)	$(2,749)

Loss per share – basic
Net loss	$(0.99)	$(0.01)	$(1.02)	$(0.14)

Weighted average shares outstanding – basic	32,896,814	32,825,827	32,870,003	32,649,544

Loss per share – diluted
Net loss	$(0.99)	$(0.01)	$(1.02)	$(0.14)

Weighted average shares outstanding – diluted	32,896,814	32,825,827	32,870,003	32,649,544

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CONTACT:  Ben Brooks, Corporate Communications, 214.859.6351, bdbrooks@swst.com